Exhibit 99.1

NGAS Resources, Inc.
120 Prosperous Place, Suite 201, Lexington, KY 40509	NEWS
RELEASE
FOR IMMEDIATE RELEASE

Contact:	Michael P. Windisch, CFO
Phone:	(859) 263-3948
Fax:	(859) 263-4228
E-mail:	ngas@ngas.com
NGAS ANNOUNCES THE RESULTS OF ITS 2010 ANNUAL
SHAREHOLDERS MEETING
LEXINGTON, Ky, June 25, 2010. NGAS Resources, Inc. (Nasdaq: NGAS), an independent exploration and production company focused on unconventional natural gas plays in the southern Appalachian Basin, today announced that shareholders approved all of the company’s proposals at its annual meeting on June 24, 2010:
•	Increased the size of the board of directors from five to six members;

•	Elected five incumbent directors and a sixth director, B. Allen Connell, to fill the vacancy created by the increase in the size of the board;

•	Approved future share issuances under its convertible notes and warrants, and

•	Ratified the appointment of Hall, Kistler & Company, LLP as principal independent public accountants for the 2010 audit cycle.
NGAS is pleased to add Allen Connell to its board of directors. He was recruited for a new seat on the board based on his extensive involvement in the oil and gas exploration and production sector. Mr. Connell served as Vice President and Director of Investor Relations of Carrizo Oil & Gas, Inc. from 2000 until September 2008, followed by a consultancy until March 2009. Prior to joining Carrizo, he spent 35 years in the brokerage and investment banking business, with a focus on oil and gas companies, primarily with Kidder, Peabody & Co. from 1968 to 1986 and with Smith Barney & Co. from 1988 to 1999. Mr. Connell qualifies as an independent director under Nasdaq listing standards and is the fifth independent director on the NGAS board.
William S. Daugherty, President and CEO of NGAS Resources, commented, “We welcome Allen to our board of directors. The addition of Mr. Connell expands the diversity of knowledge and opinions available to the board from an industry and capital markets perspective.” Mr. Daugherty added, “Allen also brings a commitment to helping NGAS grow while serving the interests of the company’s shareholders. We look forward to working with him.”

About NGAS Resources
NGAS Resources is an independent exploration and production company focused on unconventional natural gas plays in the eastern United States, principally in the southern Appalachian Basin. Core assets include over 400,000 acres with interests in approximately 1,400 wells and an extensive inventory of potential horizontal drilling locations. NGAS also operates the gas gathering facilities for its core Appalachian properties, providing deliverability directly from the wellhead to the interstate pipeline.
(NGAS — G)

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